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                                                                       Exhibit 9

                                  Amendment to
                          Casey's General Stores, Inc.
                             Voting Trust Agreement

      This Amendment to Casey's General Stores, Inc. Voting Trust Agreement (the "Amendment") is made and entered into this 24th day of June, 2002, by and between Donald F. Lamberti and Ronald M. Lamb (the "Shareholders"), as holders of Common Stock of Casey's General Stores, Inc., an Iowa corporation (the "Company"); and Donald F. Lamberti and Ronald M. Lamb, as voting trustees (the "Voting Trustees").

      WHEREAS, the Shareholders and the Voting Trustees desire to terminate that certain Voting Trust Agreement between the Shareholders and the Voting Trustees dated as of December 20, 1982, as amended on August 16, 1983 and September 19, 1987 (together, the "Voting Trust Agreement"); and

      WHEREAS, the Board of Directors of the Company has approved the termination of the Voting Trust Agreement and authorized its officers to execute such documents as may be necessary or desirable to reflect the Company's consent to the same.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

     1. The Voting Trust Agreement is hereby terminated as of the date hereof. From and after the date hereof, the shares of Common Stock held by the Shareholders shall be withdrawn from and shall no longer be subject to the provisions of the Voting Trust Agreement, and the Shareholders shall be entitled to vote and dispose of their respective shares of Common Stock as they see fit, without regard for the terms of said Voting Trust Agreement.

     2. The Company hereby consents to the termination of the Voting Trust Agreement and accepts the provisions hereof.

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      IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

                                    By: /s/ Donald F. Lamberti
                                        ----------------------------------------
                                        DONALD F. LAMBERTI, as a Shareholder and
                                        Voting Trustee

                                    By: /s/ Ronald M. Lamb
                                        ----------------------------------------
                                        RONALD M. LAMB, as a Shareholder and
                                        Voting Trustee

      Accepted and agreed to as of the day and year first above written.

                                        CASEY'S GENERAL STORES, INC.

                                    By: /s/ Ronald M. Lamb
                                        ----------------------------------------
                                        Ronald M. Lamb, President and Chief
                                        Executive Officer

ATTEST:

By:  /s/ John G. Harmon
     ------------------
Its: Secretary/Treasurer